Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES CHANGE IN GUIDANCE FOR

RELEASE OF PHASE 3 TRIAL RESULTS IN PANCREATIC CANCER

REDWOOD CITY, CA – November 29, 2006 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that results from its ongoing pivotal Phase 3 trial of glufosfamide for the second-line treatment of pancreatic cancer will not be available until 2007. The Company continues to expect top-line results from a Phase 2 trial of glufosfamide in combination with gemcitabine for first-line treatment of pancreatic cancer by the end of this year. Additionally, the Company expects to have clinical trial sites open and patient screening underway for two additional Phase 2 trials of glufosfamide in patients with ovarian cancer and patients with small cell lung cancer by the end of this year.

The phase 3 clinical trial results are based upon an event-driven analysis that will be performed following notification of the 258th patient death in the trial. That event had previously been projected to occur in late November or early December, but the Company, based upon a recently completed survival sweep, now expects this event to be reported in January 2007. Data analysis will occur within 4-6 weeks thereafter and the results then reported. The survival sweep consisted of a thorough outreach effort to all the clinical sites participating in the trial in order to get a current count of the survivors who remain in the clinical trial.

“In an event-driven analysis such as this, projecting the timing of the study completion is an inexact science. It is dependent on individual survival times of all patients in the trial as well as other prognostic factors such as performance status and extent of disease,” said Barry Selick, Ph.D., Threshold’s chief executive officer. “We have not, at this time, reached the 258th death but we are working towards being able to complete our analysis of the data and report results as quickly as possible following that event.”

Phase 3 Trial Details

The phase 3 trial will evaluate approximately 300 previously-treated patients with metastatic pancreatic cancer who receive glufosfamide (4500mg/m2) once every 3 weeks or best supportive care (BSC). Best supportive care includes all medical or surgical interventions that a pancreatic cancer patient should receive to palliate the cancer but excludes treatment with systemic therapies intended to kill the cancer cells. The primary endpoint of this trial is overall survival as measured by time from randomization to death. The timing of the final analysis is therefore event-driven and will be conducted after the 258th death has occurred. In addition, the trial will investigate the potential efficacy of glufosfamide as determined by response rate, duration of response and progression-free survival, pain score, as well as safety. The Company remains blinded to the individual patient data and is not aware of the number of deaths in each patient group (glufosfamide vs. BSC). As a result, the delay announced today should not be interpreted as any one group living longer than the other.

The phase 3 trial is being conducted under a Special Protocol Assessment (SPA). In 2004, the FDA (Food and Drug Administration) granted fast track status to this program which provides for expedited regulatory review for new drugs that demonstrate the potential to address unmet medical needs for the treatment of serious or life-threatening conditions. In September 2006, the Company received orphan drug designation from the FDA.

Phase 2 Trial Details

The ongoing phase 2 trial will evaluate up to 28 previously-untreated patients with locally advanced and/or metastatic pancreatic cancer who receive the standard dose of gemcitabine (1000mg/m2) weekly for 3 of every 4 weeks plus glufosfamide (4500mg/m2) administered once every 4 weeks. In addition to safety, the trial will investigate the efficacy of glufosfamide in combination with gemcitabine as determined by response rate, duration of response, progression-free survival, overall survival, six- and twelve-month survival and change in serum tumor marker levels.

About Pancreatic Cancer

The American Cancer Society estimates that 33,730 patients will be diagnosed with pancreatic cancer in the United States in 2006, and approximately 32,300 patients will die from the disease. Only 15-20% of newly diagnosed patients are eligible for surgery, which is typically followed by radiation and chemotherapy. Patients with inoperable pancreatic cancer are treated with radiation and chemotherapy, or in the case of advanced disease, chemotherapy alone as the advantages of radiation are reduced.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of small molecule therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates, clinical trial progress and results, and potential therapeutic uses and benefits of our product candidates. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 9, 2006 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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